Exhibit 99.1
As previously disclosed, the registrant’s energy affiliate, Hallwood Energy, L.P., is currently seeking additional capital from external sources. The following is supplemental information provided to third parties. In this Exhibit 99.1, “Hallwood” refers to Hallwood Energy, L.P., the energy subsidiary of The Hallwood Group Incorporated.
RESERVES
The reserves amounts included in this document, prepared in accordance with the standards of the SPE, do not comply with certain standards of reserves measurement applied by the SEC. For example, under SPE standards, proved reserves are projected to the economic production life of the evaluated fields, whereas, under SEC standards, oil and gas deposits may not be classified as proved reserves if they will be recovered after the expiration of a current license period unless the license holder has the right to renew the license and there is a demonstrated history of license renewal. In addition, the SEC permits oil and gas companies in their filings with the SEC to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. This document contains data, such as reserves and resources presented in accordance with SPE standards, that the SEC’s guidelines would prohibit the Company from including in filings with the SEC.
DEFINITIONS
The following definitions apply throughout this document unless otherwise stated or the context otherwise requires:

“Board”	the board of directors of the Company from time to time;

“BVI”	the British Virgin Islands;

“Chesapeake”	Chesapeake Energy Corporation;

“Class A Limited Partner”	a person validly holding a Class A Partnership Interest;

“Class C Limited Partner”	a person validly holding a Class C Partnership Interest;

“Class A Partnership Interest”	all rights and interests of a Class A Limited Partner under that certain Limited Partnership Agreement of Hallwood Energy, L.P., as amended to date;

“Class C Partnership Interest”	all rights and interests of a Class C Limited Partner under that certain Limited Partnership Agreement of Hallwood Energy, L.P., as amended to date;

“Company”	Hallwood Energy Limited, incorporated in the BVI;

“Directors”	the directors of the Company;

“Exchange Act”	the United States Securities Exchange Act of 1934, as amended;

“Farmout Agreement”	Acquisition and Farmout Agreement, dated as of 10 June 2008, by and among FEI Shale L.P., Hallwood Energy, L.P., Hallwood Gathering, L.P., Hallwood Petroleum, LLC and Hallwood SWD, LLC;

“FEI”	FEI Shale L.P., a subsidiary of Talisman;

“Group” or “Hallwood”	the Company together with its subsidiaries;

“HPL”	Hallwood Petroleum, LLC;

“HWG”	The Hallwood Group Incorporated;

“Ordinary Shares”	ordinary shares of no par value in the capital of the Company;

“Partnership”	Hallwood Energy, L.P., a Delaware limited partnership;

“Southwestern”	Southwestern Energy Company;

“SPE”	the Society of Petroleum Engineers;

“Talisman”	Talisman Energy Inc.;

“US”, “USA” or “United States”	the United States of America, each state thereof, its territories and possessions and the District of Columbia and all other areas subject to its jurisdiction.

GLOSSARY

“Bcf”	billion cubic feet;

“Behind-pipe reserves”	reserves in reservoirs that have been penetrated by existing wells;

“contingent resources”	those quantities estimated, as of a given date, to be potentially recoverable from known accumulations by application of development projects, but which are not currently considered to be commercially recoverable due to one or more contingencies;

“detrital”	rock debris, eroded from one area then transported and deposited elsewhere, generally by moving water;

“developed reserves”	expected quantities to be recovered from existing wells and facilities;

“developed producing reserves”	quantities expected to be recovered from completion intervals that are open and producing at the time of the estimate;

“developed non-producing reserves”	includes shut-in and behind-pipe reserves;

“development well”	a well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive;

“EUR”	estimated ultimate recovery;

“exploitation”	reserves (such as probable or possible reserves), that generally have a lower risk than that associated with exploration projects;

“field”	an area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition;

“fracturing” or “frac”	an operation in which a specially blended liquid is pumped down a well and into a formation under pressure high enough to cause the formation to crack open, forming passages through which oil or natural gas can flow into the wellbore, also referred to as hydraulic fracturing;

“gross acres” or “gross wells”	the total acres or wells, as the case may be, in which a working interest is owned;

“infill well”	a well drilled into the same pool as known producing wells so that oil or gas does not have to travel as far through the formation;

“MMbbls”	million barrels;

“Mcf”	one thousand cubic feet;

“MMcf”	one million cubic feet;

“Net acres” or “net wells”	the sum of the fractional working interests owned in gross acres or gross wells, as the case may be;

“NPV”	net present value;

“NPV10”	net present value of estimated future revenues applying a 10% discount rate;

“original gas-in-place”	the total gas resource base without regard to recoverability;

“play”	a project associated with a prospective trend of potential prospects, but which requires more data acquisition and/or evaluation in order to define specific leads or prospects;

“possible reserves”	additional reserves which by analysis of geoscience and engineering data indicate are less likely to be recoverable than probable reserves;

“probable reserves”	additional reserves which by analysis of geoscience and engineering data indicate are less likely to be recovered than proved reserves but more certain to be recovered than possible reserves;

“prospect”	a project associated with a potential accumulation of oil or natural gas that is sufficiently well defined to represent a viable drilling target;

“prospective resources”	quantities which are estimated, as of a given date, to be potentially recoverable from undiscovered accumulations of oil or natural gas;

“proved reserves”	quantities which by analysis of geoscience and engineering data can be estimated with reasonable certainty to be commercially recoverable, from a given date forward, from known reservoirs and under defined economic conditions, operating methods and government regulations;

“reserves”	quantities anticipated to be commercially recoverable from development projects to known accumulations of oil or natural gas from a given date forward under defined conditions;

“reservoir”	a porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs;

“Shut-in Reserves”	reserves in reservoirs that have been completed in a wellbore but are currently not in production;

“Tcf”	trillion cubic feet;

“undeveloped reserves”	quantities expected to be recovered through future investments; and “working interest” the operating interest that gives the owner the right to drill, produce and conduct operating activities on a property and to receive a share of production.

KEY INFORMATION
THESE KEY POINTS ARE TAKEN FROM AND MUST BE READ IN CONJUNCTION WITH THE WHOLE OF THIS DOCUMENT. THE FOLLOWING INFORMATION IS EXTRACTED FROM, AND SHOULD BE READ IN CONJUNCTION WITH THE FULL TEXT OF THIS DOCUMENT. IN PARTICULAR, YOUR ATTENTION IS DRAWN TO THE SECTION HEADED “RISK FACTORS.”
Effect of Talisman Transaction on Hallwood’s Interests
On June 10, 2008 Hallwood entered into a Farmout Agreement with FEI, a wholly owned subsidiary of Talisman, for an undivided interest in up to 33.33% of Hallwood’s interest in substantially all its assets for a series of payments of up to $125 million. As at the date of this document Hallwood had assigned FEI an initial 10% interest in substantially all of Hallwood’s oil and gas assets. All figures in Part I of this document, in relation to Hallwood’s net interests, represent its interest in its properties after adjustments for the initial assignment of the 10% interest to FEI after giving effect to the Farmout Agreement as if it had been in place at that date.
Introduction
Hallwood is an independent energy group based in Dallas, Texas which is engaged in the exploration, development and production of US natural gas and oil reserves. Hallwood’s activities are currently focused on unconventional gas resources located in West Texas and Central Eastern Arkansas. Hallwood specializes in shale gas. Having already identified the resource, Hallwood’s current business plan is to continue to drill development or exploration wells to convert resources into reserves and increase production to create a profitable and substantial gas producing business.
Key Strengths
•	Experienced Management Team

•	High quality core acreage position and significant drilling opportunities

•	Reduced exploration risk

•	Access to infrastructure

•	Relationships with large established US gas producers (Chesapeake and Southwestern)

•	Farmout Agreement with a Talisman subsidiary

•	Geographically concentrated operations
Production and Reserves
A summary of Hallwood’s natural gas production and reserve data, as of February 29, 2008 and March 1, 2008 with respect to its properties in West Texas and Arkansas, respectively, is set out below:
•	average daily production, net to Hallwood, during February 2008 was approximately 6.1 MMcf per day;

•	total net reserves and contingent resources of (P50) 913.1 Bcf of gas;

•	total net proved, probable and possible reserves of approximately 22.3 Bcf of gas;

•	total net proved reserves of approximately 9.3 Bcf of gas; and

•	the Directors expect production from all Hallwood’s existing properties to increase to in excess of 33.8 net MMcf per day by the end of fiscal year 2009.
Talisman
In June 2008, Hallwood entered into the Farmout Agreement with FEI for an undivided interest in up to 33.33% of Hallwood’s interest in substantially all its assets for a series of payments of up to $125 million upon receipt of invoices from Hallwood. Hallwood also entered into an agreement to provide consulting services to FEI for one year. Under the Farmout Agreement, FEI advanced $60 million cash at the signing of the agreement to be applied to the majority of Hallwood’s capital and operating costs anticipated to be incurred through September 30, 2008. As a result of this payment, Hallwood has assigned FEI a 10% interest in substantially all of Hallwood’s oil and gas assets. In addition, upon payment of invoiced amounts, FEI will earn an additional 23.33% of Hallwood’s interest in all of its oil and gas properties on which the $60 million is spent. FEI also has the option to pay up to an additional $65 million, and in return for these additional payments, if made, will receive up to a cumulative undivided 33.33% of substantially all of Hallwood’s oil and gas assets.
The Properties
Hallwood has focused on unconventional resource plays in West Texas and the Arkoma Basin of Arkansas. An unconventional emerging resource play generally consists of a large area that, based on its geologic and reservoir characteristics, indicates the possible existence of a continuous accumulation of hydrocarbons. These plays are typically associated with tight rocks, such as shales, carbonates, coal seams and tight sands, which may serve as the source of the hydrocarbons and as the productive reservoir. The areas where Hallwood’s acreage is situated are part of a series of interior foreland basins where organic-rich shales were deposited. These basins stretch across the US from the Appalachian Basin in the Northeast to the Delaware Basin in West Texas.
Group Strategy
Having already established the existence of gas in the areas of its primary focus, Hallwood will seek to maximize its internal rate of return and increase its value by expanding the Group’s reserves and production. Hallwood aims to do this by using a balanced program of developing and exploiting existing core area properties and exploring currently owned unexplored properties.
The Directors currently anticipate that, by the third quarter 2009, Hallwood’s operations on its core area properties will generate sufficient cashflow that, together with access to a conventional borrowing base debt facility and the funds received from the financing, Hallwood will not require additional equity funding for its current schedule of drilling and completion of wells. Hallwood also intends to continue to exploit its identified resources in Texas and Arkansas and to pursue further resources by exploring its remaining non-core lease holdings of approximately 250,000 net acres in Arkansas and Louisiana.

INFORMATION ON THE GROUP
INTRODUCTION
Hallwood is an independent energy group based in Dallas, Texas which is engaged in the exploration, development and production of US natural gas and oil reserves. Hallwood’s activities are currently focused on unconventional gas resources located in West Texas and Central Eastern Arkansas. Hallwood specializes in shale gas. Unconventional gas supplies have become mainstream and now account for approximately 45% of overall domestic US gas production.
Having already identified the resource, Hallwood’s current business plan is to continue to drill development or exploration wells to convert resources into reserves and increase production to create a profitable and substantial gas producing business.
The Group has a proven and experienced management team, the majority of whom have worked together in other oil and gas exploration and development organizations since 1989. Hallwood was organized in its current form in 2005 primarily to acquire and exploit opportunities in the unconventional shale formations of West Texas and Arkansas. The Group also has a salt dome project in South Louisiana.
Hallwood has oil and gas leases covering approximately 22,196 net acres that are its primary focus in the Fayetteville shale formation of the Arkoma Basin in Arkansas and approximately 15,611 net acres in the Barnett and Woodford shale formations of the Delaware Basin in West Texas.
A summary of Hallwood’s natural gas production and reserve data as of February 29, 2008 and March 1, 2008 with respect to its properties in West Texas and Arkansas, respectively, is set out below:
•	total net reserves and contingent resources of (P50) 913.1 Bcf of gas;

•	total net proved, probable and possible reserves of approximately 22.3 Bcf of gas with an after tax NPV10 at a constant price of $53.3 million;

•	total net proved reserves of approximately 9.3 Bcf of gas, which had an after tax NPV10 at a constant price of $8.00 per Mcf of $26.3 million;

•	average daily production, net to Hallwood, during February 2008 of approximately 6.1 MMcf per day; and

•	the Directors expect net production from all Hallwood’s existing properties to increase to in excess of 33.8 MMcf per day by the end of fiscal year 2009.
On June 10, 2008 Hallwood entered into a Farmout Agreement with FEI, a wholly owned subsidiary of Talisman, for an undivided interest in up to 33.33% of Hallwood’s interest in substantially all its assets for a series of payments of up to $125 million. As at the date of this document Hallwood had assigned FEI an initial 10% interest in substantially all of Hallwood’s oil and gas assets. All figures in this document, in relation to Hallwood’s net interests, represent its interest in its properties after adjustments for the initial assignment of the 10% interest to FEI after giving effect to the Farmout Agreement as if it had been in place at that date.
KEY STRENGTHS
The Directors believe that Hallwood benefits from the following principal competitive strengths:
•	Experienced Management Team

The Group’s executive officers average over 28 years of experience in the oil and gas industry, having led both public and private oil and natural gas exploration and production companies. Hallwood’s management team has been involved in and led the drilling of hundreds of unconventional gas wells. The management team has a proven record of working together and successfully identifying opportunities. Consequently, they have demonstrated their collective ability to optimize the resources so identified through innovative drilling and completion techniques which have resulted in increased flow rates and increased recovery of the gas in place. Hallwood is therefore able to leverage its management team’s experience with unconventional shale plays to effectively execute its development plans.
•	High quality core acreage position and significant drilling opportunities
The Directors believe the Group has assembled a portfolio of properties that would be difficult to replicate. The Group holds significant acreage in its primary operating areas with an aggregate leasehold position of approximately 37,807 net acres. As of February 29, 2008, under governmental “pooling” regulations, the Group’s existing acreage position would entitle it to a partial interest in a total of 108,000 acres. The Group has identified over 600 undrilled well locations on this acreage to continue to exploit the Group’s resources. The Group plans to participate in the drilling of 27 wells during the remainder of 2008. Hallwood also has additional secondary acreage of 250,000 acres on which further exploration may take place.
Hallwood was an early mover in acquiring significant acreage in the two chosen areas of operation ahead of the industry. These areas are now very attractive to other companies moving into the industry and recent acreage transaction values in adjacent properties attest to the quality of core acreage.
•	Low exploration risk
Hallwood owns substantial gas resources that have already been discovered and defined. Hallwood estimates a total recoverable gas resource of 9.3 Bcf. The Group has an active drilling program in place for 2008 and beyond to further convert its resources to reserves thereby unlocking additional value. The Group is now seeking capital to harvest the identified resource in commercial quantities in a low risk exploitation project.
•	Access to infrastructure
The proximity of the gas fields to established gas transmission systems serving the continental US market means that new wells drilled by the Group can be rapidly and efficiently brought onstream and commercial sales can commence quickly to proved markets with strong demand. All of Hallwood’s properties are in areas in which there is an established infrastructure for transporting gas to major markets. Main natural gas pipelines traverse, or are in close proximity to, all of Hallwood’s properties and access to these pipelines is not currently subject to any restrictions. Connections into these pipelines have already been constructed, and wells can generally be connected to gathering lines and sales of gas produced begun within approximately one week after the drilling and fracturing of the well is completed.
•	Relationships with large established US gas producers
Hallwood chose to partner with Chesapeake on its acreage in West Texas and now holds a 36% working interest in those properties. Chesapeake owns 60% of those properties and acts as the operator. Chesapeake is one of the largest gas producers in the US with a market capitalization of approximately $35 billion as at June 30, 2008 and has extensive experience in shale gas plays historically acting as operator in both the Barnett shale in West Texas and Fayetteville shale in Arkansas. Chesapeake is making substantial financial commitments to its operations in both West Texas and Arkansas.
In Arkansas, Hallwood is the operator of several wells in which Chesapeake and Southwestern participate. Southwestern, with a market capitalization of approximately $16 billion as at June 30, 2008, is the largest leaseholder and operator in the Fayetteville shale. In addition, Hallwood participates in several wells in Arkansas in which Chesapeake and Southwestern act as operator. This level of participation by Chesapeake and Southwestern in wells with Hallwood provides all parties involved the opportunity to benefit from each other’s activities and any resulting accelerated improvement of results.
•	Farmout Agreement with Talisman
In June 2008, Hallwood entered into the Farmout Agreement with FEI for an undivided interest in up to 33.33% of Hallwood’s interest in substantially all its assets for a series of payments of up to $125 million upon receipt of invoices from Hallwood. Hallwood also entered into an agreement to provide consulting services to FEI for one year. Under the Farmout Agreement, FEI advanced $60 million cash at the signing of the agreement to be applied to the majority of Hallwood’s capital and operating costs anticipated to be incurred through September 30, 2008. As a result of this payment, Hallwood has assigned FEI a 10% interest in substantially all of Hallwood’s oil and gas assets. In addition, upon payment of invoiced amounts, FEI will earn an additional 23.33% of Hallwood’s interest in all of its oil and gas properties on which the $60 million is spent. FEI also has the option to pay up to an additional $65 million, and in return for these additional payments, if made, will receive up to a cumulative undivided 33.33% of substantially all of Hallwood’s oil and gas assets.
•	Geographically concentrated operations
Hallwood’s current operations are focused in the Delaware Basin of West Texas and the Arkoma Basin of Arkansas. It also has exploration rights over a salt dome in South Louisiana but this is not expected to be a focus of interest in the short to medium term. This geographic concentration allows the Group to benefit from economies of scale with respect to drilling, production, operating and administrative costs, in addition to further leveraging its base of technical expertise in these regions.
RESERVES AND PRODUCTION SUMMARY
All information on reserves and production in this summary reflects the existing Talisman interest of 10% in all of Hallwood’s oil and gas assets, as set out in the appendices to the competent persons’ reports contained in Part IV of this document. Subject to certain conditions in the Farmout Agreement it is expected that this interest may ultimately be increased from 10% to up to 33.3%.
Gas Reserves

	Gross			Net Attributable
			Proved,			Proved,
		Proved &	Probable		Proved &	Probable
	Proved	Probable	& Possible	Proved	Probable	& Possible

Texas	5.9	12.3	44.3	1.6	3.4	12.2
Arkansas	83.2	131.0	154.9	7.7	9.3	10.1

Total	89.1	143.3	199.2	9.3	12.7	22.3

Gas — contingent resources

	Gross	Net Attributable
	Estimate	Estimate
		(all figures in Bcf)

Texas	1,605	454
Arkansas	2,555	437

Total	4,160	891

Gas — prospective resources

	Gross			Net Attributable
	Low	Best	High	Low	Best	High
	Estimate	Estimate	Estimate	Estimate	Estimate	Estimate
					(all figures in Bcf)

Texas	250	531	980	70	149	274
Arkansas	—	—	—	—	—	—

Total	250	531	980	70	149	274

STRATEGY
Having already established the existence of gas in the areas of its primary focus, Hallwood will seek to maximize its internal rate of return and increase value by expanding the Group’s reserves and production. Hallwood aims to do this by using a balanced program of developing and exploiting existing core area properties and exploring currently owned unexplored properties. Hallwood also intends to continue to exploit its identified resources in Texas and Arkansas and to pursue further resources by exploring its remaining non-core lease holdings of approximately 250,000 net acres in Arkansas and Louisiana.
The following are key elements of the Group’s strategy:
•	Exploit and develop the Group’s existing asset base. The Directors seek to maximize the value of the Group’s existing asset base by developing its current properties, which have significant production and reserve growth potential. The Directors intend to convert the resources to reserves and production by accelerating its drilling program and by continuing its history of improving individual well results through the use of advanced technologies, including horizontal drilling, advanced completion techniques and detailed technical analysis of its properties.

•	Continue to develop existing West Texas properties. The Directors intend to further develop the significant remaining potential of the Group’s West Texas properties, working closely with Chesapeake as operator. Hallwood has 43,363 gross acres to exploit and has identified more than 300 drilling locations. Since 2005, Hallwood has participated in the drilling of seven wells in its West Texas fields.

•	Accelerate exploitation of Arkansas properties. In its Arkoma Basin Fayetteville project, Hallwood has 22,196 net acres of shale gas inventory to exploit and produce in its area of primary focus. Under existing practices in the area, this acreage position would permit Hallwood to participate in over 1,300 locations encompassing 108,000 total acres. There is also large additional potential because existing government regulations on spacing would allow over 2,000 horizontal wells to be drilled on this acreage based on lateral lengths currently being used.

•	Manage the Group’s properties efficiently. The Directors strive to minimize operating costs by concentrating the Group’s assets within geographic areas where it can improve learning potential and thus benefit from operating efficiencies and increased value. This concentration and focus allows Hallwood to better manage key operational issues such as timing and risk assessment as well as the cost of exploration and development, drilling and ongoing operations.

•	Acquire strategic assets. The Directors continually review opportunities to acquire producing properties, undeveloped acreage and drilling prospects in Hallwood’s core operating regions to the extent permitted by the lender under the Company’s credit agreements. The Directors focus particularly on prospects where they believe the Group’s reservoir management and operational expertise in unconventional gas and oil properties will enhance value and performance. The Directors tend to explore unconventional resource opportunities, but also look at conventional opportunities based on individual project economics. The Company currently has no specific acquisition prospects and for the short term intends to focus on exploiting its existing assets.

•	Hedge production to stabilize cash flow. Hallwood intends at the appropriate time to adopt and maintain an active oil and natural gas hedging program on its production to protect cash flows that it utilizes for capital investments.

The Company’s strategy focuses on the development of its existing resources while improving economics through continuous monitoring of the drilling and completion practices, responding as necessary to new technologies and results obtained on each well drilled.
The implementation of this strategy will be capital intensive. The Directors currently estimate that total planned expenditure in its investment and development programs up to year end 2010 will be approximately $358 million to be funded from the proceeds of the financing, revenues from operations and conventional borrowing facilities. This is in addition to the $392 million already invested by the existing Shareholders into developing its current resources.
The Directors currently anticipate that, by the third quarter 2009, Hallwood’s operations on its core area properties will generate sufficient cashflow that, together with access to a conventional borrowing base debt facility and the funds received from the financing, Hallwood will not require additional equity funding for its current schedule of drilling and completion of wells. The Directors anticipate that the Group will participate in 62 wells in the next 12 months. The Directors also estimate that by the end of 2010, the drilling program will result in proved reserves of 467 Bcf and net production of 52 mmcf per day.
Hallwood Energy Limited was incorporated on June 20, 2008 under the laws of the BVI. Through a series of merger transactions among Hallwood Energy Limited and its subsidiaries and Hallwood Energy, L.P. and its general partner, the Group will be reorganized with the Company becoming a holding company and the sole holder of all of the interests, directly and indirectly, of Hallwood Energy, L.P. and its general partner and their subsidiaries.
PROPERTIES
GENERAL
Hallwood has focused on unconventional resource plays in West Texas and the Arkoma Basin of Arkansas. An unconventional emerging resource play generally consists of a large area that, based on its geologic and reservoir characteristics, indicates the possible existence of a continuous accumulation of hydrocarbons. These plays are typically associated with tight rocks, such as shales, carbonates, coal seams and tight sands, which may serve as the source of the hydrocarbons and as the productive reservoir.
Hallwood’s acreage is located primarily in the prospective Mississippian and Devonian shales of the Delaware Basin in West Texas and the Arkoma Basin in Arkansas.
In acquiring its acreage, Hallwood targeted areas where it was able to acquire large undeveloped acreage positions on which the Directors anticipated the Group would be able to apply improved drilling and advanced fracture stimulation to achieve economic, repeatable production results.
DEVELOPED AND UNDEVELOPED ACREAGE
The following table shows certain information concerning the Group’s properties in its areas of primary focus:

									Planned	Capital
							Producing		Gross	Expenditures
	Developed Acres		Undeveloped Acres		Total Acreage		Gas Wells		Wells	($ millions)
	Gross	Net	Gross	Net	Gross	Net	Gross	Net	(2008)	(2008)

Arkansas	2,261.0	1,189.0	39,951.0	21,007.0	42,212.0	22,196.0	21.0	11.0	33.0	55.5
Texas	239.0	86.0	43,124.0	15,525.0	43,363.0	15,611.0	3.0	1.0	10.0	44.2

Total	2,500.0	1,275.0	83,075.0	36,532.0	85,575.0	37,807.0	24.0	12.0	43.0	99.7

(1)	In addition, Hallwood holds leases on approximately an additional 240,000 net acres in Arkansas that remain to be evaluated.
(2)	In addition, Hallwood holds leases on 12,817 net acres in South Louisiana.
WEST TEXAS
Background
Hallwood’s West Texas acreage is located in the Delaware Basin, which defines the south-western extent of the prolific hydrocarbon-producing region known as the Permian Basin of West Texas. The reservoir targets are the Lower Pennsylvanian, Mississippian Barnett, and Early Mississippian/Late Devonian Woodford Shales. These shales are found at depths ranging from 8,000 to 18,500 feet and have gross thicknesses between 800 and 1,400 feet. The progression from exploration to development in the Fort Worth Basin Barnett, the Arkoma Basin Woodford and the Arkansas Fayetteville Shale indicate the potential success that could be achieved in the organic rich shales in West Texas. The geologic parameters of the West Texas shales are similar to these other plays, but are believed to have greater total gas in place. Initial wells have demonstrated the natural gas resource exists, but inadequate stimulation methods resulted in an average well EUR of less than 1 Bcf per well. By contrast, the first well that Hallwood drilled on its acreage has been projected to have a EUR of 3.1 Bcf, more than three times the average results of previous operators. As with other shale plays, it appears that this resource will be most efficiently produced through a combination of horizontal and vertical drilling. Hallwood attributes 3.2 Bcf to each horizontal well at a per well cost of $6,800,000. Wells completed in the area have demonstrated that both vertical and horizontal wells are commercial and the Directors expect that continued advances in drilling and completion techniques will yield significant increases in per well EUR’s and economics.
In the process of drilling for the Barnett Shale in West Texas, Hallwood has seen encouraging signs in its wells that the Pennsylvanian and Permian formations may contain potentially large quantities of hydrocarbons. Hallwood’s West Texas properties are located in Reeves and Culberson Counties in the Delaware Basin. Since 1993, the Pennsylvanian-Permian reservoirs have produced over 0.2 Tcf in the Reeves County area. There are multiple formations that produce in Reeves County.
The Delaware Basin is a mature conventional basin that is experiencing a resurgence in activity due to interest in its unconventional formations. This is mainly due to operators using new technology to develop resources and increase productivity to economic levels. The Haley field is one example of an old field that is being redeveloped as a result of new and massive fracture technology. Producing from the Lower Wolfcamp (Permian) detrital, this field has seen recent wells drilled and stimulated with production rates up to and exceeding 25 MMcf per day.
Leased Acreage
Hallwood’s prospective leasehold acreage in West Texas contains 43,363 gross (15,611 net) acres and comprises four areas located in Culbertson and Reeves Counties. The Group’s working interest in the West Texas properties is 36% having initially sold a 60% interest to Chesapeake in April 2006 and having subsequently sold 10% of its remaining interest to an affiliate of Talisman in June 2008.
At December 31, 2007, Hallwood held a total of approximately 86 net developed acres in West Texas, 15,525 net undeveloped acres and approximately 5,498 net acres held by production. Approximately 4,608 net acres under one lease is currently held by production, but is subject to additional drilling obligations. As of February 29, 2008, Hallwood’s West Texas held acreage position has an average lease term remaining of 1.2 years, with an average royalty interest of 20%.
Summary of Reserves and Resources
At February 29, 2008, approximately 12.2 Bcf of Hallwood’s proved, probable and possible reserves and a best estimate of 603 Bcf of Hallwood’s contingent and prospective resources were attributable to Hallwood’s West Texas properties.

Capital Expenditure to Date
At February 29, 2008, Hallwood had a current investment of approximately $25 million in its West Texas play net of $10 million recouped from the sale of a 60% interest to Chesapeake. This included $32 million to drill and complete six wells and $2 million for leasehold and seismic acquisition.
Drilling Results to Date
Chesapeake and Hallwood operate under the terms of a joint operating agreement and have been able to obtain significant improvements in well results. This is demonstrated by looking at their first completed wells in West Texas. The first was a horizontal completion which began producing in January 2007 at an initial average rate of 0.6 MMcf per day. The second was a vertical completion which produced at a rate of up to 3.3 MMcf per day. The third, a horizontal well, had first sales on February 7, 2007 and, by February 11, 2007, sales rates had increased to a rate of 3.9 MMcf per day.
Gross production from all wells operated by Chesapeake under the joint operating agreement in the current plan is projected to reach up to 14 MMcf per day by the end of 2008. Hallwood’s net production from West Texas was 0.116 Bcf in 2007. Hallwood’s net production in 2008 is estimated to be 876 MMcf. Hallwood’s total proved net gas reserves booked in the play at year end 2007 were 1.56 Bcf. These reserves were from one producing well and two wells waiting on completion.
By February 29, 2008, Hallwood’s total proved net gas reserves booked in the play were 1.6 Bcf, and an additional 6.1 Bcf had been upgraded from resource volumes to probable and possible reserves. As at the same date, the projected average ultimate recovery per well has been estimated in the reserve report to be 3.2 Bcf. These rapid 20 improvements in projected reserve volumes are a direct result of improvements in well completion techniques.
Future Development Plans
Hallwood plans to invest $21 million in West Texas from July 1, 2008 to December 31, 2008, which includes drilling approximately 7 wells and to spend a further $110 million in the period January 1, 2009 to December 31, 2010. The Directors believe that this will increase the Group’s average production in respect of these properties to 19.3 MMcf per day. Hallwood’s strategy going forward is to increase its production through development drilling while also determining the economic viability of additional formations in this area. Hallwood has already elected to participate in the drilling of at least one well to test the Pennsylvanian detrital and Wolfcamp formations. As Chesapeake is the operator on the acreage, the drilling program with respect to West Texas is largely dependant on Chesapeake’s plans. Hallwood expects Chesapeake to develop the acreage aggressively, but the level of activity will be impacted by a number of factors, including the results of drilling efforts, the ability to determine the most effective and economic fracture stimulation, other opportunities Chesapeake may have, as well as the natural gas and oil commodity price environment. However, under the terms of the joint operating agreement, Hallwood is able to propose wells to Chesapeake and fund and operate the well or find third parties to do the work if Chesapeake decide not to participate. A non-consenting party under the agreement with Chesapeake does not have an interest in a well until production equals 500% of the costs of drilling the well. Following the Farmout Agreement, Hallwood intends to use the funds provided by FEI to propose wells in the Screwbean acreage to accelerate drilling in the area.
ARKANSAS
Background
Hallwood’s principal operated properties are in the Arkoma Basin in Arkansas. The productive formations in this area include the Fayetteville Shale and Pennsylvanian-aged sands, which are also known as Hale or Atoka Sands. The primary objective formation is the Fayetteville Shale. In this area it appears to range in depth from approximately 2,700 to 9,400 feet and to have a thickness of 300 to 700 feet. At March 1, 2008, approximately 7.7 Bcf of Hallwood’s proved reserves and 2.3 Bcf of Hallwood’s probable and possible reserves were attributable to Hallwood’s Arkansas properties. Typical wells on the Group’s acreage are projected to have an EUR of 2 Bcf.
The Pennsylvanian aged sands that have been discovered in Arkansas are generally channel sands and deep marine sands. These sands are conventional reservoirs that have traps that are both structurally and stratigraphically controlled. The depths of these sands range from 1,800 feet to 6,500 feet and have a thickness varying from 10 to 150 feet. It is not uncommon to have multiple sands in a single wellbore.
While developing the Fayetteville Shale, these Pennsylvanian sands add an additional target to the play but currently are not included in resource estimates.
In 2003 there were no Pennsylvanian sand wells in the eastern Arkoma Basin. By the end of 2007 there were 32 wells producing from Pennsylvanian aged sands. The total production reported through year end 2007 from these wells is over 2.1 Bcf. The average initial production of these producers is 1.5 MMcf per day. The highest initial production from a Pennsylvanian sand well in the area was over 14 MMcf per day (the Hallwood Dismang well), which has a sales rate of up to 6 MMcf per day on a gross basis. This rate is likely to be reduced in the future by state regulations unless Hallwood obtains an order that permits continued production at this level, but the reserve potential of the well remains unchanged.
Hallwood commenced drilling activities in the Arkoma Basin in the first quarter of 2006 and currently has two rigs under long term contracts, one of which is currently operating and the other of which is scheduled to begin drilling in July 2008. A wholly-owned subsidiary of the Company, Hallwood Gathering, L.P., has constructed and is currently operating 22 miles of six, eight and twelve-inch gathering system in White County, with construction of another six miles in progress. This facility has a current capacity of 15 MMcf per day, with expansion potential to 200 MMcf per day. Natural gas sales through this system began in July 2007. This system links into the national grid system currently transporting gas from the Gulf of Mexico to the major conurbations of the north east USA.
Leased Acreage
At March 1, 2008, Hallwood held a total of approximately 22,196 net acres in Arkansas (21,007 net undeveloped acres and 1,189 net developed acres). Hallwood’s acreage position has an average remaining lease term of 2.6 years, most of which are renewable for additional five year terms upon payment of additional lease bonuses, with an average royalty interest of 20% Hallwood holds a 56.9% average working interest in its Arkansas properties. At year end 2007, on its approximately 22,196 net acres, production had been established from the Fayetteville Shale in 19 wells and from the Pennsylvanian sands in two wells. Six of these 21 wells are operated by Hallwood. There are an additional nine Fayetteville well completions and two Pennsylvanian sand well completions that either have proved developed non-producing reserves or were undergoing production testing as of year end 2007. After surrendering 204,000 acres valued at $64 million at the end of 2007, Hallwood still holds 240,000 unexplored acres outside the project area, some of which were designated as less prospective and subsequently financially written down by $45 million. Hallwood’s current plan provides sufficient capital and resources to hold these 22,196 acres by drilling and production and it is anticipated that any leases not so held would be extended by payment of rentals or extensions under the terms of each lease.
The State of Arkansas currently specifies well spacing based upon a basic 640 acre governmental section. Based on the existing rules, Hallwood projected recoverable resources of 16 Bcf per section, generally requiring eight wells drilled to recover the gas from the shale. This well density assumes each well will drain 80 acres, which is a reasonable estimate in the early life of a project of this nature. As Hallwood obtains greater experience in the area, and based on existing microseismic data and well log analysis, it estimates that the drainage from its horizontal wells will be shown to be less than 80 acres per well. If this lower drainage area can be demonstrated, then the Directors believe that the regulatory authorities are likely to agree to spacing wells at a greater density and additional reserves or resources could be recovered. This trend has been observed in other shale plays, such as the Fort Worth Barnett Shale. There the original well spacing was believed to be best at 2,000 feet between wells, yet today operators are regularly down spacing to 500 feet between wells. Based on this experience in other plays, this increased density drilling not only would accelerate resource recovery and the financial return from the investment, but would greatly increase the percentage of gas in place that could be recovered from the shale, with new wells often projected to produce more gas than the initial wells they offset.
Summary of Resources and Reserves
At March 1, 2008, approximately 10.1 Bcf of Hallwood’s proved, probable and possible reserves and a best estimate of 437 Bcf of Hallwood’s contingent and prospective resources were attributable to Hallwood’s Arkansas properties.
Capital expenditures to date
At March 1, 2008, Hallwood had a current investment of approximately $270 million in Arkansas, which included $85 million to drill and complete 19 wells, $153 million for leasehold acquisition, $4 million for seismic acquisition and $29 million in other capitalized costs, primarily related to gathering and pipeline facilities.
Drilling results to date
Historical results in the area indicate that optimal development of this large resource will primarily require horizontal wells. Hallwood and other operators have utilized a variety of completion techniques in the project, including the use of nitrogen foam fluid, slickwater, linear gel and crosslinked gel systems to complete its wells. To date, wells completed using a slickwater or gel system have demonstrated improved production performance over the nitrogen foam fractured wells. Hallwood plans to continue to modify its completion techniques, fluid systems, lateral placements and lateral lengths to further optimize the performance of its wells. Hallwood’s experience, as well as publicly available information, shows continued improvement to production and reserves as well as lowered costs as this play expands.
The projected costs for wells projected in the reserve report are $3.3 million per well. These costs are based on past costs as well as Hallwood’s forward-looking estimate of continued cost improvements and time savings as drilling techniques improve. The horizontal wells in which Hallwood owns an interest have had an average vertical depth of 7,800 feet and an average lateral length of 2,500 feet.
In addition to the Fayetteville Shale, Hallwood has been successful in completing wells within the Pennsylvanian aged sands intervals encountered in the wells it has drilled. While generally not a primary target, these completions add to the overall economics of the project. These existing wells are included in the proved developed reserves but no additional resource volumes have been attributed to the Pennsylvanian aged sands at this time. One recent Pennsylvanian sand well in which Hallwood participated has test rates in excess of 5 MMcf per day.
Gross production from wells in which Hallwood holds an interest in Arkansas increased from no production at the beginning of 2007 to approximately 17 MMcf per day by February 2008, and is projected to reach up to 36 MMcf per day by the end of 2008. Hallwood’s net production from Arkansas was 641 MMcf in 2007. Hallwood’s net production in 2008 is expected to be approximately 8.1 MMcf per day.
Hallwood’s total proved net gas reserves booked in the play at year end 2007 were 4.8 Bcf from a total of 56 wells, of which 22 were proved developed producing, 12 were proved developed non-producing and 22 were proved undeveloped. The total proved net gas reserves of 4.8 Bcf at year end 2007 increased to 7.7 Bcf by February 29, 2008. Hallwood’s proved developed reserves range from 13 MMcf to 188 MMcf per Fayetteville Shale well and from 2.2 Bcf to 3.4 Bcf per Pennsylvanian aged sands well. The Directors believe that there is approximately 2.2 Tcf in place, based on the recoverable volume of an estimated 437 Bcf and assuming a recovery rate of 20%, which the Directors consider is an appropriate level.

Future Development Plans
Hallwood plans to invest $32 million in Arkansas from July 1, 2008 to December 31, 2008, which includes drilling and operating approximately eight horizontal wells, shooting 3D seismic surveys over approximately 24,320 acres of Hallwood’s acreage and drilling or participating in at least five wells in the Pennsylvanian sands formation.
Hallwood plans to spend a further $192 million in the period January 1, 2009 to December 31, 2010. The Directors believe that this will increase the Group’s average production in respect of these properties to 33 mmcf per day. Hallwood’s strategy going forward is to increase Hallwood’s production through development drilling while also determining the economic viability of the undrilled portion of Hallwood’s acreage through drilling in new pilot areas.
In addition to the Fayetteville Shale resource and Pennsylvanian sands potential within its core area, Hallwood holds leases covering more than 184,000 net acres generally along the leading edge of the Ouachita Thrust. Much of this area is a similar geologic setting to that within which Hallwood developed its largest well to date, the 2.7 Bcf EUR Dismang #1. Although currently unexplored, this substantial leasehold position provides Hallwood with an opportunity to expand substantially its exploration activity in Arkansas. Hallwood leased most of this area in 2005 and has assigned no reserves or resource potential to this area. Pursuant to an order of the Arkansas Oil and Gas Commission (the “Commission”), the allowable production for the Group’s Dismang 1-7 well in White County, Arkansas was reduced below the full allowable. At March 31, 2008, the well had produced 854,724 Mcf in excess of the reduced allowable. The Group is seeking an order from the Commission that permits continued production at the full allowable. A hearing on the matter was held on June 24, 2008. A decision from the Commission is expected on July 22, 2008. The Commission has requested the Group to provide well test data and to shut the well in after July 12, 2008 pending the decision.
Hallwood is currently negotiating agreements with third parties to conduct seismic surveys and explore certain of Hallwood’s net acres outside its core area.
SOUTH LOUISIANA
Hallwood holds leases or options to acquire leases over approximately 17,000 acres to exploit a salt dome oil and gas opportunity in St. James, Ascension and Assumption parishes in south Louisiana. Based on the results of the 3D seismic survey that has been analyzed, approximately 4,000 to 8,000 acres are expected to be retained for future development. Hallwood has drilled or participated in six exploratory wells in the area, but has not yet developed economic production. Hallwood has one rig under contract until December 2008 with plans to farmout the rig for the remainder of the contract. Capital expenditure for December 31, 2008 is expected to be approximately $2 million.
PURCHASERS AND MARKETING
Hallwood’s natural gas is sold by Hydrocarbon Exchange through a gas sale agreement with Gas Asset Management, Inc. The natural gas is delivered into several natural gas pipelines for transportation and is sold to various purchasers for later re-marketing or end use. The Company is currently able to sell all of the natural gas produced on its property and it is sold at the spot price market.
TITLE
Hallwood’s properties are subject to customary royalty interests, liens incidental to operating agreements and liens for current taxes and other burdens. The Directors do not believe that any of these burdens materially interfere with the Group’s use of the properties in the operation of its business.
The Directors believe that the Group has satisfactory title to or rights in all of its producing properties. As is customary in the oil and gas industry, Hallwood makes a general investigation of title at the time it acquires undeveloped properties. It typically receives title opinions of counsel before it commences drilling operations. As the great majority of the properties have not yet been drilled, Hallwood has received few title opinions and has relied on preliminary reviews of title by independent land title contractors. The Directors believe this practice to be consistent with the customary practice in the industry, but there remains a risk that Hallwood may not have satisfactory title to some portions of its properties. Hallwood believes that it has satisfactory title to all its other assets. Although title to its properties is subject to encumbrances in certain cases, the Directors believe that none of these burdens will materially detract from the value of the Group’s properties or from its interest therein or will materially interfere with its use of the properties in the operation of its business.
In connection with the Farmout Agreement, the Partnership, Hallwood Gathering, L.P., Hallwood Petroleum, LLC and Hallwood SWD, LLC agreed to indemnify FEI from all claims and costs related to title and area of mutual interest issues resulting from certain leases acquired by the Partnership for which there were no assignments of record to the assignor. The Partnership has entered into a Memorandum of Understanding with the assignor and a related entity from whom the assignor would have obtained the leases, and the current owners of substantially all of the assets of the assignor, whereby the parties have agreed to diligently pursue corrective measures with respect to these lease issues.
EMPLOYEES
As at July 1, 2008 there were 32 employees employed by companies within the Group. None of the employees is represented by a labor union or covered by any collective bargaining agreement. Hallwood believes that its relations with its employees are satisfactory.
A breakdown of these employees by main category of activity and geographic location is as follows:

	Principal Office	Arkansas

Management	4	—
Land	3	4
Engineering	4	—
Field Personnel	1	4	*
Accounting/Finance	3	—
Geology	2	—
Other	4	3
Total:	21	11

*	includes full time independent contractors

PART II
RISK FACTORS
The Directors believe the following risks to be the most significant to the Company. However, the risks listed do not necessarily comprise all those associated with the Company. In particular, the Company’s performance may be affected by changes in market or economic conditions and in legal, regulatory and tax requirements. The risks listed are not set out in any particular order of priority.
If any of the following risks were to materialize, the Company’s business, financial condition, and results of future operations could be materially adversely affected. In such cases, the market price of the Company could decline and an investor may lose part or all of his investment. Additional risks and uncertainties not presently known to the Directors, or which the Directors currently deem immaterial, may also have an adverse effect upon the Company and its business, financial condition, results of future operations and prospects and the information set out below does not purport to be an exhaustive summary of the risks affecting the Company.
There can be no certainty that the Group will be able to implement successfully the strategy set out in this document. No representation is or can be made as to the future performance of the Group and there can be no assurance that the Group will achieve its objectives.
Speculative nature of exploration
The business of oil and gas exploration is speculative and involves a high degree of risk which even a combination of experience, knowledge and careful evaluation may not be able to prevent. There is no assurance that economically viable and commercial quantities of oil or gas, if any, can be recovered from the Group’s existing or future project areas. No assurance can be given that when commercial reserves are discovered the Group will be able to realize such reserves in sufficient quantities to cover the Group’s costs of exploration and production.
Business dependant on various licenses, permits and authorizations
The Group’s activities are dependent upon the grant and maintenance of appropriate licenses, permits and regulatory consents which may not be granted or may be withdrawn or made subject to limitations and/or conditions. There can be no assurance that the Group will be able to obtain all necessary licenses or permits that may be required to carry out any future exploration, development and production operations on the Group’s projects. Also, in certain of its existing lease interests the Group is, and in other lease interests it may acquire the Group may be, a joint interest-holder with other parties over which it has or will have no control. Although the Group believes that its licenses and permits will be renewed following expiry or granted (as the case may be), there can be no assurance that such authorizations will be renewed or granted or as to the terms of such grants or renewals.
In the event that such authorizations are not granted to the Group, there would be a material adverse effect on its operations and financial statements, which may result in a substantial change in the value of holdings of the Group.
Uncertainty of performance under operating agreement
The Group is party to an operating agreement with Chesapeake concerning its acreage in West Texas, which is owned 60% by Chesapeake and 36% by the Group. Under the operating agreement, Chesapeake is the operator of the interests with direct and full control of the operations on the contract area, as defined in the agreement. As a result, the Group is dependent on Chesapeake for the satisfaction of its obligations under the agreement and may not be able to benefit from production on this acreage in certain circumstances. Under the agreement, if a party wants to drill a well, that party gives notice and the opportunity to participate to the other party.

If the other party wants to participate, it must bear a portion of the costs of drilling and operation of the well. As a result, Chesapeake could propose to drill wells in which the Group is not willing or able to participate. Since a nonconsenting party does not have any interest in the well until the production from the well equals 500% of the costs involved in drilling the well, it would be unlikely that the Group would benefit from any well in which it was not willing or able to participate. In addition, the Group may propose wells in which Chesapeake chooses not to participate. In such a circumstance, the Group would have to fund the drilling and operation of the well or find other parties to perform the work. In addition, if production from such a well exceeded 500% of its costs, the Group would then have to pay Chesapeake its proportionate share of the production from the well.
Uncertainty of performance under Farmout Agreement
The Group is party to the Farmout Agreement with FEI providing for the sale of an undivided interest in up to 33.33% of the Group’s interest in substantially all its assets for a series of payments of up to $125 million, and has entered into an agreement to provide consulting services to FEI for one year. Under the Farmout Agreement, FEI has advanced $60 million cash and the Group has assigned to FEI an undivided 10% of the Group’s interest in substantially all of its oil and gas assets. In addition, upon payment of invoiced amounts, FEI will earn an additional 23.33% of Hallwood’s interest in all of its oil and gas properties on which the $60 million is spent. FEI also has the option to pay up to an additional $65 million, and in return for these additional payments, if made, will receive up to a cumulative undivided 33.33% of substantially all of Hallwood’s oil and gas assets. As a result, if FEI does not make the additional payments, it could have an adverse effect on the Group’s ability to implement its business strategy.
Lack of diversification of revenue sources
Substantially all of the Group’s investment and production estimates are based on realization of gas production from the Delaware Basin in West Texas and from the Arkoma Basin in Arkansas. If mechanical problems, weather conditions, or other events were to curtail a substantial portion of either of these productions, the Group’s cash flow could be adversely affected. If ultimate production associated with either of these properties is less than the Group’s estimated reserves, or changes in pricing, cost or recovery assumptions in the area results in a downward revision of any estimated reserves in these properties, the Group’s business, financial condition or results of operations could be adversely affected.
Production estimates may be uncertain
Projections of future production are based on a number of factors, including historic production levels, statistical models and analogies with nearby fields. The current value of future production is based on projections of future oil or gas prices, costs, taxation and exchange rates which fluctuate over time. In addition, the Group expects to benefit from operating efficiencies and increased value by concentrating its assets within geographic areas where it can improve learning potential. As a result, future production, exploration success and the quantity of recoverable oil and gas reserves may vary significantly from that expected, and could affect the estimated quantity and value of Hallwood’s reserves. The Group relies on facilities operated by third parties over which it has no control for processing its production. As a result, the Group’s production levels may be adversely affected by events over which the Group has no control and which may be unrelated to the performance of the Group’s properties. Delays in the drilling, completion, fracturing or other technical difficulties may result in the Group’s current or future projected target dates for production being delayed or further capital expenditure being required.
Uncertainty of estimates of reserves, resources and production costs
There are numerous uncertainties inherent in estimating quantities of oil and natural gas reserves and resources and the future cash flows attributable to such reserves and resources. In general, estimates of economically recoverable oil and natural gas reserves and resources and the future net cash flows therefrom are based upon a number of variable factors and assumptions, such as expected reservoir characteristics based on geological, geophysical and engineering assessments, future production rates based on historical performance and expected future operating investment activities, future oil and natural gas prices and quality differentials, historical production from the properties, production rates, ultimate reserve recovery, timing and amount of capital expenditures, marketability of oil and gas, royalty rates, the assumed effects of regulation by governmental agencies and future operating costs, all of which may vary in a material way from actual results. All such estimates are to some degree speculative, and classifications of reserves are only attempts to define the degree of speculation involved. For those reasons, estimates of the economically recoverable oil and natural gas reserves and resources attributable to any particular company or properties, classification of such reserves or resources based on risk of recovery and the estimates of future net revenues expected therefrom, prepared by different engineers, or by the same engineers at different times, may vary. Estimates that were reasonable when made may change significantly when new information becomes available. This may result in alterations to development and production plans which may, in turn, adversely affect operations.
Uncertainty of finding, acquiring or developing additional oil and gas reserves
The rate of production from oil and gas properties declines as reserves are depleted. As a result, the Group must locate, acquire and develop new oil and gas reserves to replace those being depleted by production. The Group must do this even during periods of low oil and gas prices when it is difficult to raise the capital necessary to finance activities. In addition, the majority of the Group’s gas volumes are classified as contingent resources. The Group’s future oil and gas reserves and production and, therefore, its cash flow and income, are highly dependent on its success in efficiently developing and exploiting its current reserves, establishing additional reserves on its existing properties and economically finding or acquiring additional recoverable reserves. The Group may not be able to find or acquire and develop additional reserves at an acceptable cost or have necessary financing for these activities in the future.
Difficulty managing growth
Because of the Group’s small size relative to many of its competitors, growth in accordance with its business plan, if achieved, will place a significant strain on its financial, technical, operational and management resources. As the Group expands its activities and increases the number of projects it is evaluating or in which it participates, there will be additional demands on its financial, technical and management resources. The failure to continue to upgrade its technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the failure to recruit and retain experienced managers, geoscientists and engineers, could have a material adverse effect on the Group’s business, financial condition, results of operations and its ability to timely execute its business plan.
Volatility of oil and natural gas prices
Both oil and natural gas prices are unstable and are subject to fluctuation. Oil and gas prices have fluctuated widely in recent years and may continue to fluctuate significantly in the future due to numerous factors which the Group is neither able to control nor predict. Fluctuations in oil and gas prices and, in particular, a decline in the price of oil and gas may have a material adverse effect on the Group’s business, financial condition and results of operations. The performance of an oil and gas exploration and production company may, but will not necessarily, exhibit a correlation with the price of oil and gas. Any material decline in prices could result in a reduction of the Group’s net production revenue and estimates of reserves and resources attributable to its assets.
Highly competitive industry
The oil and gas industry is highly competitive. The Group competes with numerous other organizations and individuals, many of which have greater financial resources than the Group, in the search for and acquisition of oil and gas and other oil and gas interests as well as for the recruitment and retention of qualified employees. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. The Group’s ability to increase reserves in the future will depend not only on its ability to explore and develop its present properties, but also on its ability to select and acquire other suitable producing properties or prospects for exploratory drilling. Competitive factors in the distribution and marketing of oil and natural gas include price and methods and reliability of delivery.
The primary areas in which Hallwood encounters substantial competition are in locating and acquiring desirable leasehold acreage for its drilling and development operations, employing qualified technical personnel, engaging drilling and other contractors and obtaining purchasers and transporters of the oil and gas it produces. There is also competition between producers of oil and gas and other industries producing alternative energy and fuel. Furthermore, competitive conditions may be substantially affected by various forms of energy legislation and/or regulation considered from time to time by the United States government. However, it is not possible to predict the nature of any such legislation or regulation that may ultimately be adopted or its effects upon Hallwood’s future operations. Such laws and regulations may, however, substantially increase the costs of exploring for, developing or producing gas and oil and may prevent or delay the commencement or continuation of a given operation. The effect of these risks cannot be accurately predicted.
Dependence on key personnel and contractors
In common with other services and businesses in this industry sector, the Group relies heavily on a small number of key individuals, principally the executive Directors and key members of management. The Group’s business may be negatively affected by departure of any of these individuals or any of a number of other key employees. In addition, in connection with the Farmout Agreement, the Partnership entered into a services agreement with Talisman whereby Talisman will have access to the services of each of William Marble and Russell Meduna, the Company’s Chief Technical Officer and Chief Operating Officer, respectively, for two man-weeks per month. As a result, the Group’s business may be negatively affected as Messrs. Marble and Meduna focus their attention on matters other the Group’s business. The competition for qualified personnel in the oil and gas industry is intense and there can be no guarantee that the Group will be able to continue to attract and retain quality management and employees necessary for the development and operation of its business.
Reliance on business relationships
In conducting its business, the Group relies on existing business relationships, such as Chesapeake, Southwestern and Talisman, and expects to rely on the formation of new relationships with other entities in the oil and gas industry. Such parties may include other joint venture parties, farm-in partners and regulatory and governmental authorities. The Group has no control over these parties, and there can be no assurance that the Group’s existing relationships will continue to be maintained or that new relationships will be successfully formed and maintained. Deterioration of the Group’s existing relationships or an inability to form new or productive relationships could result in a material adverse effect.
Uninsured risks
The Group plans to insure its operations in accordance with industry practice and plans to insure the risks it considers appropriate for the Group’s needs and for its circumstances. However, insurance coverage will not be available for every risk faced by the Group. In certain circumstances the Group’s or the operator’s insurance may not cover or be adequate or able to cover the consequences of such events. In addition the Group may be subject to liability for pollution, blow-outs, property damages, death, personal injury or other hazards against which the Group or the operator may elect not to insure because of high premium costs or other reasons or for which there are limitations on liability insufficient to cover the full extent of liabilities. The occurrence of an event that is not covered or fully covered by insurance could have a material adverse effect on the business, financial condition and results of operations of the Group. Any payment of uninsured liabilities would reduce the funds available to the Group. Moreover, there can be no assurance that the Group will be able to maintain adequate insurance in the future at rates that it considers reasonable. There is a risk that insurance premiums may increase to a level where the Group considers it is unreasonable or not in its interests to maintain insurance coverage or not to a level of coverage which is in accordance with industry practice. In addition, the Group may, following a cost-benefit analysis, elect not to insure certain risks on the grounds that the amount of premium payable for that risk is excessive when compared to the potential benefit to the Group of the insurance cover.
Title Matters
The actual interest of the Group in its assets may vary from its records. As is typical with US oil and gas properties, prior to drilling each exploratory well, the Group intends generally to obtain a drill-site title opinion and thereafter, as appropriate, will obtain a division order title opinion. This is intended to ensure that, prior to drilling and exploration costs being incurred, the parties have good title to the relevant leases and to avoid the expense of unnecessary title checks being carried out on properties that are drilled. For these reasons, the Group has decided not to incur the expense involved in carrying out exhaustive title searches in relation to the leases and has only carried out limited title investigation. For example, the Group entered into an indemnification agreement with FEI to indemnify FEI from claims and costs related to title issues resulting from leases acquired from third parties for which the third parties may not have received assignments prior to transfer to the Group. Although the Partnership has entered into a memorandum of understanding with the third parties to pursue corrective measures with respect to these leases, there can be no guarantee the Group will be able to obtain drill-site opinions confirming that it has good title to its leases and, until such time as positive drill-site legal opinions are obtained, there is a risk that the Group will not be able to obtain good title to its proportionate interest in the properties. Any defects in the chain of title could result in a reduction of the revenue received by the Group with respect to the affected property and/or an increase in the costs and expenses that the Group is obligated to pay with respect thereto.
Stricter environmental laws and regulations
The Group’s interests are subject to the environmental risks inherent in the oil and gas exploration and exploitation industry. While the Group believes that its current provision for compliance with the environmental laws and regulations of the areas in which it operates is reasonable, any future changes and developments in environmental regulation may adversely affect its operations, results or financial condition. US environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and natural gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with this legislation can require significant expenditures and a breach of applicable environmental legislation may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require the Group to incur costs to remedy such discharge. Additionally, certain activities of the Group may be suspended if it has not complied with environmental laws and regulations.
The exploration for and development of oil and gas and the drilling and operation of wells, fields and gathering systems are subject to extensive federal, state and local laws and regulations governing environmental protection as well as discharge of materials into the environment. These laws and regulations may, among other things:
•	require the acquisition of various permits before drilling commences;

•	require the installation of expensive pollution control equipment;

•	restrict the types, quantities and concentration of various substances that can be released into the environment in connection with oil and gas drilling production, transportation and processing activities;

•	suspend, limit or prohibit construction, drilling and other activities in certain lands lying within wilderness, wetlands and other protected areas; and

•	require remedial measures to mitigate and remediate pollution from historical and ongoing operations, such as the closure of waste pits and plugging of abandoned wells.
These laws, rules and regulations may also restrict the rate of oil and gas production below the rate that would otherwise be possible. The regulatory burden on the oil and gas industry increases the cost of doing business in the industry and consequently affects profitability.
Governmental authorities have the power to enforce compliance with environmental laws, regulations and permits, and violations are subject to injunction, as well as administrative, civil and criminal penalties. The effects of existing and future laws and regulations could have a material adverse impact on Hallwood’s business, financial condition and results of operations. While Hallwood believes that it is in substantial compliance with existing environmental laws and regulations and that continued compliance with current requirements would not have a material adverse effect on it, there is no assurance that this will continue in the future.
Decommissioning costs
The Group will be responsible for certain costs associated with abandoning and reclaiming wells, facilities and pipelines that it may use for production of oil and gas. Abandonment and reclamation of facilities is often referred to as “decommissioning”. Should decommissioning be required, the costs of decommissioning may exceed the value of reserves remaining at any particular time to cover such decommissioning costs. However, if the Group is liable for such costs it may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could have a material adverse effect on the Group’s financial position and future results of operations.
Possible disruption of operations by unforeseen events
The operations of the Group may be disrupted by a variety of risks and hazards which are unforeseeable and beyond the control of the Group, including environmental hazards, industrial accidents, occupational and health hazards, technical failures, labor disputes, unusual or unexpected geological formations, pressures, oceanographic conditions and extended interruptions due to inclement or hazardous weather conditions, civil disorder, war, subversive activities, sabotage, fires, floods, explosions and other catastrophes, epidemics or accidents. These risks and hazards could also result in damage to, or the destruction of, production facilities, personal injury or loss of life, environmental damage, clean-up responsibilities, regulatory investigation and/or penalties, business interruption, monetary losses and possible legal liability. Such hazards can also severely damage or destroy equipment, surrounding areas or property of third parties. Damage or loss occurring as a result of such risks may give rise to claims against the Group, delay production or require the Group to incur additional unanticipated costs. Problems may also arise due to the quality of locally-obtained equipment or interruptions to services (such as power, water, fuel or transport or processing capacity) or technical support which may result in failure to achieve expected target dates for exploration or production and/or cost over-runs. The Group currently maintains insurance within ranges of coverage consistent with industry practice, but no assurance can be given that the Group will be able to obtain such insurance coverage at reasonable rates (or at all), or that any coverage they obtain will be adequate and available to cover any such claims.
Oil and gas market risk
The marketability of and availability of a ready market for oil and gas produced by Hallwood is affected by and dependent on numerous factors beyond its control, the precise effects of which cannot be accurately predicted. These factors include market fluctuations, general economic activity, action taken by other oil-producing and gas producing nations, proximity and capacity of oil and gas pipelines and processing equipment, availability of transportation capacity, the availability and pricing of other competitive fuels and government regulations such as regulations relating to taxation, royalties, production levels, imports and exports and the environment.

Development and production costs risk
The oil and gas industry historically has experienced periods of rapid cost increases. Increases in the cost of development and production would affect the Group’s ability to invest in other properties and to purchase or hire equipment, supplies and services. In addition, the availability of drilling rigs and other equipment and services is affected by the level and location of drilling activity around the world. An increase in drilling operations may reduce the availability of equipment and services to the Group and/or its operating partners. The reduced availability of equipment and services may delay its ability to exploit reserves and adversely affect the Group’s operations and profitability. In addition, delays in drilling and production could result in the Group’s obligation to pay delay rentals under its property leases, however, the Group does not currently anticipate significant delay rental obligations.
Regulatory requirements
Oil and natural gas operations (exploration, appraisal, development, production, marketing and transportation) are subject to extensive controls and regulations imposed by various levels of government, which may be amended from time to time, both retrospectively and prospectively. Governments (including federal, state and local authorities) may regulate or intervene with respect to price, taxes, royalties, land tenure, exploration, development, production, transportation, marketing, environmental protection, taxes, fees, duties, labor standards, health and safety standards and the exportation of oil and natural gas. In addition, the construction and operation of wells typically entails compliance with applicable environmental legislation and review processes and the obtaining of land use and other permits, licenses and similar authorizations from various governmental agencies. Compliance with legislation and review processes can require significant expenditures and a breach of any requirement may result in the imposition of material fines and penalties.
The oil and gas industry in the US is subject to extensive regulation by federal, state and local authorities. At the federal level, various federal rules, regulations and procedures apply, including those issued by the United States Department of Interior as noted above, and the United States Department of Transportation (Office of Pipeline Safety). At the state and local level, various agencies and commissions regulate drilling, production and midstream activities. These federal, state and local authorities have various permitting, licensing and bonding requirements.
Various remedies are available for enforcement of these federal, state and local rules, regulations and procedures, including fines, penalties, revocation of permits and licenses, actions affecting the value of leases, wells or other assets, and suspension of production. As a result, there can be no assurance that Hallwood will not incur liability for fines and penalties or otherwise become subject to the various remedies as are available to these federal, state and local authorities. However, the Directors believe that it is currently in material compliance with these federal, state and local rules, regulations and procedures.
Transportation and sale of gas
The Group generally relies on pipelines and facilities operated by third parties over which it has no control for transportation of its gas production. The Federal Energy Regulation Commission, or FERC, regulates interstate gas pipeline transportation rates and service conditions. Although the FERC does not regulate gas producers such as Hallwood, the agency’s actions are intended to foster increased competition within all phases of the gas industry. To date, the FERC’s pro-competition policies have not materially affected Hallwood’s business or operations. It is unclear what impact, if any, future rules or increased competition within the gas industry will have on Hallwood’s gas sales efforts.
The FERC or other federal or state regulatory agencies may consider additional proposals or proceedings that might affect the gas industry. In addition, new legislation may affect the industries and markets in which Hallwood operates. Hallwood cannot predict when or if these proposals will become effective or any effect they may have on its operations. The Directors do not believe, however, that any of these proposals will affect it any differently than other gas producers with which it competes.

Regulation of production
Oil and gas production is regulated under a wide range of federal and state statutes, rules, orders and regulations. State and federal statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. The states in which Hallwood owns and operates properties have regulations governing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from oil and gas wells and the regulation of the spacing, plugging and abandonment of wells. Also, each state generally imposes an ad valorem, production or severance tax with respect to production and sale of oil, gas and gas liquids within its jurisdiction.
Health and safety
Federal and state occupational safety and health laws require Hallwood to organize information about hazardous materials used, released or produced in its operations. Certain portions of this information must be provided to employees, state and local governmental authorities and local citizens. Hallwood is also subject to the requirements and reporting set forth in federal workplace standards.
Risks Relating to the Company’s Securities
Forward looking statements
Certain statements within this document constitute forward looking statements. Such forward looking statements involve risks and other factors which may cause the actual results, achievements or performance of the Group to be materially different from any future results, achievements or performance expressed or implied by such forward looking statements. Such risks and other factors include, but are not limited to, general economic and business conditions, changes in government regulation, fluctuations in the prices of oil and natural gas, the Group’s ability to successfully and economically drill and complete wells and to recover its reserves or develop new reserves, competition, changes in development plans and other risks described in this section. There can be no assurance that the results and events contemplated by the forward looking statements contained in this document will, in fact, occur. The Group will not undertake any obligation to release publicly any revisions to these forward looking statements to reflect events, circumstance or unanticipated events occurring after the date of this document except as required by law or by any regulatory authority.
Substantial indebtedness
The Group currently has a substantial amount of outstanding indebtedness. The Group’s ability to make payments of principal or interest on, or to refinance, its indebtedness will depend on its future operating performance, including the performance of its exploration, development and production activities, which, to a certain extent, is subject to economic, financial, competitive, regulatory and other factors beyond its control. If the Group is unable to generate sufficient cash flows in the future to service its debt, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any refinancings will be possible or that any additional financing could be obtained on acceptable terms. The inability to refinance existing debt or to obtain additional financing would have a material adverse effect on the Group’s financial position, liquidity and results of operations.
The Group’s credit facilities require it to comply with certain financial ratios and covenants and also non financial covenants, which may interfere with the Group’s ability to obtain financing or to engage in other necessary or desirable business activities. If the Group cannot comply with the requirements in its credit facilities, then the lenders under its credit facilities may require it to repay immediately all of the outstanding debt or foreclose on its collateral, subject to the forbearance agreements with FEI. If the Group’s debt payments were accelerated, its assets might not be sufficient to fully repay the debt. The Group may not be able to obtain a waiver of these provisions or refinance its debt, if needed. In such case, the Group’s financial condition, liquidity and results of operations would suffer.

Need for additional capital and future funding requirements
Hallwood makes, and will continue to make, substantial capital expenditures related to exploration activities, development and production. Hallwood will have further capital requirements to carry out its existing exploration, development and production plans on its current acreage positions or take advantage of opportunities for acquisitions, joint ventures or other business opportunities that may be presented to it or of which it may become aware. In addition, Hallwood may incur major unanticipated liabilities or expenses. There can be no assurance that Hallwood will be able to obtain necessary further funding in a timely manner or on terms which are acceptable to the Directors, if at all.
The Group may incur significant financial indebtedness in the future. This may affect the operations of the Group and have significant consequences for prospective investors in a number of ways. For example, the Group may be forced to dedicate a substantial portion of its cash flow to repayments of its indebtedness, thereby reducing the cash available to fund working capital, capital expenditure and for other general corporate purposes. It may limit the ability of the Group to borrow additional funds, which in turn may restrict its ability to pursue its business strategy or fail to achieve the levels of revenues it forecasts. In addition, it might limit the flexibility of the Group in planning for, or reacting to, change and make it more vulnerable to a downturn in the industry or the economy generally.
No dividends in the foreseeable future
The Company does not intend to declare or pay any cash dividends in the foreseeable future. In addition, the Group’s credit agreements prohibit the Company from making dividends or other distributions on its ownership interests. Payment of any future dividends will be at the discretion of the Board after taking into account many factors, including the Company’s operating results, financial condition and current and anticipated cash needs.
Dilution of Shareholders’ interest as a result of additional equity fund raising
The Company may need to raise additional funds in the future to finance the expansion of operations or new developments relating to its existing operations or new acquisitions. If additional funds are raised through the issuance of new equity or equity-linked securities of the Company other than on a pro rata basis to existing Shareholders, the percentage ownership of the Shareholders may be reduced, Shareholders may experience subsequent dilution and/or such securities may have preferred rights, options and pre-emption rights senior to the Ordinary Shares.
Potential US securities registration and compliance costs
An increase beyond a certain number of holders of record of shares worldwide could cause the Company to become subject to certain registration and filing requirements of the SEC pursuant to the Exchange Act. Generally, a company will be subject to such registration and filing requirements if, as of the end of its fiscal year, any class of its equity securities are held of record by more than 500 holders worldwide and it has more than $10 million in total assets.
Compliance with the Exchange Act would result in the Company being required to file periodic and certain other reports with the SEC describing its results of operations and certain other corporate events. In addition, the Company would, as a result, become subject to certain of the corporate governance provisions of the Sarbanes-Oxley Act of 2002. Required compliance with any of the foregoing would result in increased costs to the Company and demands upon the Company and its resources, and would require management to spend time focusing on matters other than the Company’s primary operations.

Risks Relating to the Economic Environment in the US
Risk of economic instability in the US
Demand and pricing for oil and gas are significantly affected by the general level of economic activity in the United States. The Group may experience less demand for its products and services and more competitive pricing pressure during periods of economic downturn, such as the United States economy is currently experiencing. A prolonged recession or a significant lag in economic recovery would likely have a material adverse effect on the Group’s business, results of operations, cash flows or financial position.
Geographic concentration of properties
The majority of the Group’s properties are geographically concentrated in West Texas and Arkansas. As a result of this concentration, the Group may be disproportionately exposed to the impact of delays or interruptions of production from these properties caused by significant governmental regulation, transportation capacity constraints, curtailment of production, natural disasters, adverse weather conditions or other events which impact this area.
Legal proceedings
The Group is, and may in the future become, party to litigation or other adversary proceedings, with or without merit, in a number of jurisdictions. The cost of defending such claims may take away from management time and effort and if determined adversely to the Group, may have a material and adverse effect on its cash flows, results of operation and financial condition. The potential costs that could be associated with compliance with applicable laws and regulations may also cause substantial delays and require significant capital outlays, adversely affecting the Group’s earning and competitive position in the future and, potentially, its financial position.

SHARE OPTIONS
Prior to the reorganization of the Partnership in which the Company becomes the holding company of the Group, there was an existing management incentive scheme in place which provided that the management team would receive 20% of any profit received by the Partnership’s investors over and above the capital invested in the Partnership through distributions or at the time of a liquidation event, such as a takeover of the Partnership. This incentive structure will be simplified and replaced by option incentive arrangements with the management team.
Immediately prior to the financing, in substitution for the existing management incentive scheme, the Company will grant its Senior Managers (and certain nonmanagement individuals) options pursuant to the Company’s Founder Stock Option Plan (the “Founder Options”) or warrants to subscribe for a number of shares equal to approximately 8% of the shares outstanding immediately before the financing. The exercise price of the Founder Options will be equal to the average price per share equivalent at which investors made capital contributions to the Partnership. The Founder Options will be granted conditional on the financing and may be exercised at any time prior to the tenth anniversary of the financing. In connection with the recent amendments to the Group’s credit agreements, Mr. Gumbiner has assigned his rights to any Founder Options to Hall/Phoenix Inwood Ltd., the lender under the Group’s credit agreements, which will therefore receive warrants to purchase approximately 2% of the shares outstanding immediately before the financing on the same terms as the Founder Options.
On the financing, the Company will also grant its Senior Managers further options (the “Performance Options”) to subscribe at the price the shares are sold in the financing (the “Purchase Price”) for a number of shares equal in total to 5% of the shares outstanding after the financing. One third of the Performance Options will vest on the first, second and third anniversary of the financing, provided that the price of the Ordinary Shares has increased by at least 20% per annum, compounded annually, above the Purchase Price (the “Hurdle Rate”). If following any anniversary of the financing, the price of the Ordinary Shares does increase above the Hurdle Rate, then the options will vest at such time (in three tranches in respect of the first three anniversaries of the financing) provided that all options lapse on the tenth anniversary of grant. Performance Options for an additional 2% of the shares outstanding after the financing are expected to be granted to nonofficer employees of the Company on the same terms as the Performance Options granted to the officers.
The Directors have authority to grant further options to directors (including the Directors) and employees of the Group, provided that the number of Ordinary Shares over which Performance Options or similar options to incentives employees are granted does not exceed 10% of the Company’s issued share capital from time to time.
The Board believes that the future success of the Group will depend, at least in part, on management and other key employees being adequately incentives and identifying closely with the Group and that the award of future options is commensurate with the roles and responsibilities of the relevant holders. Additional options outside of the Share Option Plans will only be allotted and issued under any new share option scheme(s) as determined by the remuneration committee of the Board.

SERVICE AGREEMENTS AND REMUNERATION
The Company expects to enter into the service agreements the Senior Managers in connection with the financing. Base salaries are expected to range from $300,000 to $400,000. Annual bonuses will determined by HPL’s remuneration committee and to receive such employee benefits as HPL offers to its employees from time to time. The agreement allows HPL to require the Senior Managers to provide services to any member of the Group, including the Company. The appointments will be for an initial term of 12 months and thereafter for successive l2-month periods unless either party terminates it on three months’ notice, such notice to expire prior to the end of any such 12 month period. The appointment may be terminated immediately if, among other things, the Senior Manager is in material breach of the terms of the appointment. HPL may also terminate the agreement, without cause, upon 14 days’ notice, provided that it shall be obliged (i) to pay the Senior Manager, in addition to the amounts that he is entitled to receive up to the date of termination of his employment, an amount equal to three months’ pay, and (ii) to provide continued coverage for the Senior Manager under HPL’s medical, dental, life insurance and total disability benefit plans or arrangements for a period of one year after its termination. The agreements are also expected to contain various post-termination restrictions for a period of three months after termination of employment, including non-solicitation of employees and non-competition with the Group.
MATERIAL CONTRACTS
UDI Drilling Contracts
The Partnership and HPL are parties (the “Hallwood Parties”) to two drilling contracts (the “Drilling Contracts”) with Union Drilling, Inc., dated June 12, 2006 and March 17, 2006. The Drilling Contracts each relate to a multi-well program in the Fayetteville Shale field in Arkansas. The Drilling Contracts were amended on October 24, 2007. The Drilling Contracts originally provided for six rigs. As amended, the Drilling Contracts relate to three rigs, which expired on December 31, 2007 for one rig and expires on December 31, 2008 for two rigs.
The Drilling Contracts provide that the day rates for the rigs are $19,200 per day, plus fuel, and $20,500 per day, plus fuel. Each Drilling Contract provides that Hallwood shall reimburse UDI for additional costs furnished by UDI plus 15% for the cost of handling. Upon amending the Drilling Contracts, the Partnership agreed to pay the following to UDI:
•	$1 million upon signing the amendment to the Drilling Contracts;

•	$1 million on January 2, 2008; and

•	$1 million on July 1, 2008.
The Partnership also agreed to pay an amount up to a maximum of $10,000 per day as a differential in dayrates based on the dayrates UDI would have received for four specified rigs under the original Drilling Contracts before amendment less the dayrates UDI receives from third parties for four specified rigs during specified time periods, less the $3 million referred to above, through December 31, 2008.
The Partnership is also required to pay in January 2009 to UDI an amount equal to 1% of any distributions it makes to its partners after the aggregate cumulative distributions by the Partnership to its Class A Limited Partners equals or exceeds 125% of the aggregate cumulative capital contributed made by the Class A Limited Partners.
If the Hallwood Parties intend to engage another drilling rig in the State of Arkansas, they must notify UDI, and UDI will have the prior right to enter into a drilling contract for the drilling services, which will be negotiated between the parties at market rates for the area in which the proposed wells are to be drilled.

Grey Wolf Drilling Contract
HPL is party to a drilling bid proposal and daywork drilling contract with Grey Wolf Drilling Company L.P. (“Grey Wolf”), dated May 15, 2006. The agreement relates to a drilling rig in the LaPice field in Louisiana. The agreement commenced on November 1, 2006 for a term of 730 days. The agreement provides for the payment by HPL to Grey Wolf of:
•	a mobilization fee of actual trucks and cranes plus $25,200 per day;

•	a demobilization fee of $70,000 per day if Grey Wolf does not have another customer location to move to or is not allowed to stack on location;

•	an operating day rate and standby time rate of $25,700; and

•	early termination fees equal to the number of days remaining in the term multiplied by $16,700 per day.
Base Contract for Purchase and Sale of Natural Gas
HPL entered into a base contract for purchase and sale of natural gas, dated May 1, 2006, with Gas Asset Management, Inc. (the “Buyer”). Under the agreement, the price to be paid by the Buyer for natural gas is based on the percentage of the contract resale price according to average daily quantities of gas received by the Buyer from HPL during each month. HPL granted to the Buyer the sole and exclusive right to purchase all of HPL’s interest in the gas from the properties described in the agreement during the term of the agreement. As security for gas purchased under the agreement, the Buyer is to furnish HPL with an irrevocable letter of credit from a bank acceptable to HPL based on the product of the nominated volumes of gas to be delivered and sold during the subject month multiplied by the Buyer’s projected resale price for such month, net of applicable expenses of resale. The Buyer is not required to furnish a letter of credit for the first $250,000 of gas purchased from HPL each month. The agreement is effective for a term of five years from the first day of the first full month in which deliveries commenced thereunder and automatically renews annually for an additional year unless a party gives written notice to the other party 60 months’ prior to the next anniversary date of the agreement. Deliveries under the agreement commenced in July 2007. HPL may buy the Buyer’s rights under the agreement before the expiration of a term for a buyout price based on the average daily quantities delivered during the month preceding, or any of the three months following, the notice of such election to repurchase. The buyout price shall not be less than $100,000 for each election to repurchase all or a part of the agreement.
Chesapeake Operating Agreement
The Partnership is party to an operating agreement, dated April 1, 2006, with Chesapeake. The operating agreement concerns the exploration and development of the interests described therein, 60% of which were sold by the Partnership to Chesapeake effective April 1, 2006. Under the operating agreement, Chesapeake is the operator of the interests with direct and full control of the operations on the contract area, defined as all of the lands, oil and gas leasehold interests and oil and gas interests intended to be developed and operated for oil and gas purposes under the operating agreement. All costs and liabilities incurred in operations under the operating agreement are to be borne and paid, and all equipment and materials acquired in operations in the contract area shall be owned, by the parties as their interests are set forth in the operating agreement, which is currently 60% for Chesapeake and 36% for the Group (after assigning 4% of its remaining interest to FEI). All wells drilled on the contract area defined in the operating agreement are to be drilled on a competitive contract basis at the usual rates prevailing in the area.
If a party wants to drill a well in the contract area other than as specified in the operating agreement or to rework, deepen or plug back a dry hole drilled at the joint expense of the parties or jointly owned the parties and not producing in paying quantities, the party may give notice of the proposed operations to the other party. The party receiving the notice may elect to participate in the cost of the operation. The entire cost and risk will be borne by the consenting parties in the proportions they have elected to bear. The consenting parties will be entitled to receive, in proportion to their respective interests, all of the non-consenting party’s interest in the well and share of production until the proceeds of the sale of such share equals 500% of each non-consenting party’s share of the costs.
Liabilities of the parties are several, not joint or collective. Each party is responsible only for its obligations and only for its proportionate share of the costs of developing and operating the contract area. As operator, Chesapeake has a security interest in its share of oil and gas when extracted and its interest in all equipment to secure payment of its share of the expenses.
In the event a well results in production of oil or gas in paying quantities, the operating agreement will continue in force so long as any such well or wells produce, or are capable of production, and for an additional period of 90 days from cessation of all production.
Drilling Commitments
Pursuant to an oil and gas lease dated April 27, 2005 between Harrison Trust, Roddy L. Harrison, Trustee, Lessor and Woods Petroleum Land Management, Inc., the Group has the following drilling commitment in Reeves County, Texas. The lease is part of the interests of which 60% were transferred to Chesapeake in April 2006.
The following table illustrates the number of wells to be drilled by the end of each year of the lease. A well drilled is defined as any well that has been physically drilled, or any well currently being drilled with a rig capable of reaching the permitted depth on the 364th day of the anniversary date of the lease.

End of year	Cumulative Wells
1	1
2	2
3	3
4	9
5	15
6	21
7	27
8	31
9	35
10	39
11	40
Credit Facilities
Credit Agreements
On April 19, 2007, the Partnership, as borrower, entered into a senior credit agreement with Hall Phoenix/Inwood, Ltd., as the lender (the “Senior Credit Agreement”). The Senior Credit Agreement provides for an initial loan of $65 million and additional loans in increments of at least $5 million up to an aggregate of $100 million. The Senior Credit Agreement was amended on November 26, 2007, January 18, 2008 and June 10, 2008. All of the available amounts under this credit facility had been drawn by October 2007. Amounts borrowed and subsequently repaid may not be reborrowed under the Senior Credit Agreement. This credit facility matures on February 1, 2010. On January 18, 2008, the Partnership, as borrower, entered into a second lien credit and guaranty agreement with Hall Phoenix/Inwood, Ltd., as the lender (the “Junior Credit Agreement”). The Junior Credit Agreement provides for a loan of $15 million. The Junior Credit Agreement was amended on June 10, 2008. All of the available amounts under this credit facility had been drawn by January 2008. Amounts borrowed and subsequently repaid may not be reborrowed under the Junior Credit Agreement. This credit facility matures on February 1, 2010.

Pursuant to forbearance agreements with FEI related to the Farmout Agreement, if the Partnership were in the future to default in any of its obligations under the Credit Agreements, the lender has agreed not to exercise its remedies under the Senior Credit Agreement for a period of up to 185 days after the termination of the Farmout Agreement.
The loans are secured by a first priority lien with respect to the Senior Credit Agreement and a second priority lien with respect to the Junior Credit Agreement on the Partnership’s assets, including a pledge of all of the capital stock of each of its subsidiaries. The subsidiaries have also agreed to guarantee the obligations under the Credit Agreements. During the term of the forbearance agreements, loans bear interest on the unpaid principal amount at the per annum rate equal to the one month LIBOR rate plus 10.75% until May 1, 2008 when the rate becomes the per annum rate equal to the one month LIBOR rate plus 12.75%. After the term of the forbearance agreements, loans will bear interest at the per annum rate equal to the one month LIBOR rate plus 12.75% but shall not be less than 17.75%. However, if the financing occurs on or before October 15, 2008 and the Partnership makes a payment of principal and a make-whole amount in the aggregate amount of $35 million, the loans will bear interest at the per annum rate equal to the one month LIBOR rate plus 10.75% but shall not be less than 13.75%. In the case of an event of default, the loans bear interest payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable. The Credit Agreements contain various covenants, including financial covenants and limitations on the Partnership’s use of funds.
The lender, pursuant to a warrant issued in connection with the Senior Credit Agreement, is entitled to purchase a limited partnership interest in the Partnership equal to 2.5% of the Class A Partnership Interests at a price equal to $4,846,500. After the reorganization, this warrant will be exercisable for a number of Ordinary Shares to be determined after the financing at an aggregate exercise price equal to the lesser of 2.5% of the total amount of capital contributed to the Partnership at December 31, 2006 or 110% of the Purchase Price.
January 2008 Convertible Notes
Effective January 21, 2008, the Partnership issued an aggregate principal amount of approximately $28.8 million of January 2008 Convertible Notes. The January 2008 Convertible Notes rank senior to the Partnership Interests and junior to the indebtedness under the Senior Credit Agreement and Junior Credit Agreement.
Prior to a public offering, the January 2008 Convertible Notes bear interest at a rate per annum of 16%. After a public offering, the January 2008 Convertible Notes will bear interest at a rate per annum of 14%. In the case of an event of default after a public offering, the interest rate will increase to 16%. Interest will accrue and remain unpaid prior to a public offering. After a public offering, accrued and unpaid interest will be payable in quarterly installments.
The maturity date of the January 2008 Convertible Notes is January 21, 2011. Prior to maturity and before a public offering, or in the case of an event of default after a public offering, the January 2008 Convertible Notes must be redeemed upon a change of control for a redemption price equal to the sum of the outstanding principal amount plus accrued interest plus a premium in the amount of the difference between $48.3 million and the aggregate amounts of all principal and interest previously made against the January 2008 Convertible Notes. Prior to maturity and after a public offering, the January 2008 Convertible Notes must be redeemed upon a change of control for a redemption price equal to the sum of the outstanding principal amount plus accrued interest plus a premium in the amount of the difference between $45.5 million and the aggregate amounts of all principal and interest previously made against the January 2008 Convertible Notes.
The January 2008 Convertible Notes may be converted into Class C Partnership Interests. At the time that all or any portion of a January 2008 Convertible Note is converted, each $1.00 of principal and interest converted with respect to the January 2008 Convertible Note is convertible into a Class C Partnership Interest as if it were a capital contribution made pursuant to Section 3.2 of the Partnership Agreement.

After the reorganization, the January 2008 Convertible Notes will be convertible into a number of Ordinary Shares to be determined after the financing.
The January 2008 Convertible Notes were issued with warrants to purchase Class C Partnership Interests exercisable from time to time until January 21, 2011 in an aggregate amount of $3,750,000 as a capital contribution. After the reorganization, the warrants will be exercisable for a number of Ordinary Shares to be determined after the financing.
Equity Support Convertible Notes
Effective May 15, 2008, the Partnership authorized the issuance of an aggregate principal amount of $12.5 million of Equity Support Convertible Notes. The Equity Support Convertible Notes will be issued in installments to HWG and each of its affiliates that makes a capital contribution contemplated by the Equity Support Agreement described in paragraph 8.16 below an aggregate principal amount of Equity Support Convertible Notes equal to the amount of the capital contributions made. The capital contributions constitute the purchase price for the Equity Support Convertible Notes. The Equity Support Convertible Notes rank senior to the Partnership Interests and junior to the indebtedness under the Senior Credit Agreement and Junior Credit Agreement. The Partnership issued an aggregate principal amount of $5 million of the Equity Support Convertible Notes as of June 10, 2008.
Prior to a public offering, the Equity Support Convertible Notes bear interest at a rate per annum of 16%. After a public offering, the Equity Support Convertible Notes will bear interest at a rate per annum of 14%. In the case of an event of default after a public offering, the interest rate will increase to 16%. Interest will accrue and remain unpaid prior to a public offering. After a public offering, accrued and unpaid interest will be payable in quarterly installments.
The Equity Support Convertible Notes mature on May 15, 2011. Prior to maturity and before a public offering, or in the case of an event of default after a public offering, the Equity Support Convertible Notes must be redeemed upon a change of control for a redemption price equal to the sum of the greater of the outstanding principal amount plus accrued and unpaid interest plus a premium in the amount of the difference between approximately $20.2 million, and the aggregate amounts of all principal and interest previously made against the Equity Support Convertible Notes and reduced for individual notes on a per-day basis for each day after May 15, 2008 that the capital contribution for an individual note was actually advanced to the Partnership. Prior to maturity and after a public offering, the Equity Support Convertible Notes must be redeemed upon a change of control for a redemption price equal to the sum of the greater of the outstanding principal amount plus accrued and unpaid interest plus a premium in the amount of the difference between approximately $19 million, and the aggregate amounts of all principal and interest previously made against the Equity Support Convertible Notes and reduced for individual notes on a per-day basis for each day after May 15, 2008 that the capital contribution for an individual note was actually advanced to the Partnership.
The Equity Support Convertible Notes may be converted into Class C Partnership Interests. At the time that all or any portion of a Convertible Note is converted, each $1.00 of principal and interest converted with respect to the Convertible Note is convertible into a Class C Partnership Interest as if it were a capital contribution made pursuant to Section 3.2 of the Partnership Agreement. After the reorganization, the Equity Support Convertible Notes will be convertible into a number of Ordinary Shares to be determined after the financing.
The Equity Support Convertible Notes were issued with warrants to purchase Class C Partnership Interests exercisable from time to time until May 15, 2011 in an aggregate amount of approximately $1.6 million as a capital contribution. After the reorganization, the warrants will be exercisable for a number of Ordinary Shares to be determined after the financing.

Eagle Domestic Settlement Agreement
On April 4, 2008, the Partnership entered into an agreement to settle the litigation styled In re Eagle Domestic Drilling Operations, LLC vs. Hallwood Energy, LP and Hallwood Petroleum, LLC. The Partnership agreed to immediately and unconditionally release Eagle Domestic Drilling Operations, LLC (“Eagle Domestic”) from any claims or liability relating to Hallwood’s claim in the proceeding for the forgiveness of a $1.67 million deposit owed by Eagle Domestic to Hallwood; to pay to Eagle Domestic $2.0 million in cash and issue to Eagle Domestic $2.75 million in equity of Hallwood Energy or a successor entity. The Partnership may defer the payment of the cash and issuance of the equity until the later of the completion of a major financing, or July 7, 2008. If the major financing is in the form of an initial public offering, the Partnership will deliver to Eagle Domestic shares of stock. If the major financing is in the form of a private partnership or joint venture, the Partnership will deliver partnership units to Eagle Domestic. Upon receipt of the amounts referred to above, the parties and their affiliates will be fully and finally mutually released from any and all claims the other parties and their affiliates may have, on such terms and conditions as are reasonable and customary.
If, prior to July 7, 2008, the Partnership or a successor entity has not completed a major financing, but has received bridge financing in the aggregate at least $20 million, then the Partnership will pay to Eagle Domestic $500,000 in cash. The payment of $500,000 in cash will extend the date referred to above from July 7 to September 30, 2008 and will be credited against any future cash payment if the $2.0 million cash payment and $2.75 million in equity is received no later than September 30, 2008. If the $2.0 million cash payment and $2.75 million in equity is not received by September 30, 2008, then the $500,000 cash will not be credited against any future judgment or settlement of the proceeding.
Facilities Arrangement
The Group shares common offices, facilities and certain staff in its Dallas office with HWG. The Group reimburses HWG for its allocable share of the expenses. The Group reimbursed HWG approximately $59,000, $309,000 and $261,000 for such expenses for 2005, 2006 and 2007, respectively.
Acquisition and Farmout Agreement
On June 10, 2008, the Partnership, Hallwood Gathering, L.P., HPL and Hallwood SWD, LLC entered into the Farmout Agreement with FEI pursuant to which FEI will earn undivided interests in certain of the Partnership’s specified properties by funding the cost of drilling and completing wells on the properties. FEI will pay the consideration for the interests based on the Partnership’s invoices describing the estimated costs relating to its drilling operations.
FEI made an initial payment of $60 million for an undivided 10% interest in the Partnership’s specified oil and gas properties and other assets. For each well for which FEI paid any costs, it will earn an additional interest on the specified properties on which the well is located upon payment of each invoice equal to an additional undivided 23.33% if payment occurs prior to FEI paying a cumulative amount of $90 million under the Farmout Agreement (the “Initial Milestone”) or 13.33% if payment occurs after the Initial Milestone. For other oil and gas properties, FEI will earn an undivided 33.33% interest in such properties immediately upon payment of purchase costs paid by FEI under the Farmout Agreement. With respect to the Partnership’s other assets, FEI will immediately earn an additional undivided 10% interest in these other assets upon meeting the Initial Milestone and an additional undivided 13.33% interest in these other assets upon payment of a cumulative amount of $125 million under the Farmout Agreement. FEI will also earn an undivided 33.33% interest in seismic data for which costs are paid by FEI. The Partnership has agreed to deliver assignments for the interests earned under the Farmout Agreement and has granted a lien and security interest on 33.33% of its assets in favor of FEI as collateral security for the performance of this agreement.

The parties have agreed to use commercially reasonable efforts to agree upon a budget for each quarterly period during the term of the Farmout Agreement. Any material variance from the budget requires the prior approval of FEI.
If the Partnership receives an authorization for expenditure from a third-party operator of its properties and either the Partnership or FEI does not wish to include these operations under the Farmout Agreement, the other party may proceed at its sole risk and expense. If the participating party recoups its costs, the nonparticipating party will become entitled to receive an interest in the well in the amount of 66.67% if the Partnership is the non-participating party or 33.33% if FEI is the non-participating party.
If the Partnership enters into discussions concerning a sale of a material portion of its assets or a change of control, FEI will have the opportunity to submit a proposal to complete the transaction. If the Partnership and FEI do not enter into a definitive agreement for the transaction, the Partnership may pursue other opportunities if the terms are not less favorable to the Partnership than those proposed by FEI.
The Farmout Agreement prohibits the Partnership from entering into a change of control agreement unless the lender under the Senior Credit Agreement and Junior Credit Agreement waives its rights to demand prepayment, holders of the January 2008 Convertible Notes waive their rights of redemption upon a change of control or such indebtedness is required to be repaid or redeemed with funds provided or arranged by the party acquiring or merging with the Partnership in the change of control transaction.
Equity Support Agreement
In connection with the Farmout Agreement, the Partnership and HWG entered into an equity support agreement whereby HWG will contribute, or cause an affiliate to contribute, cash to the equity or debt capital of the Partnership to enable the Partnership to maintain its liquidity position and manage its payables and to prevent or cure any default under the Senior Credit Agreement, Junior Credit Agreement and January 2008 Convertible Notes with respect to the Partnership’s obligations to pay interest when due. Upon written notice from the Partnership, HWG will make a capital contribution to the Partnership up to a maximum amount of $12.5 million. The form of security HWG will receive for such capital contributions will be the Equity Support Convertible Notes. As of May 15, 2008 and June 10, 2008, HWG had contributed $2.9 million and $2.1 million, respectively, to the Partnership under this agreement.
Contract for Services
In connection with the Farmout Agreement, the Partnership entered into a Contract for Services (the “Services Agreement”) with Talisman Energy Canada and Fortuna (US) L.P. and Fortuna Energy Inc., affiliates of Talisman, whereby the Partnership would provide consulting and technical services related to drilling and completion fracturing techniques, well operations, strategic and planning matters and fracture stimulation orientation and joint reviews of project areas and outside opportunities. During the term of the Services Agreement, Talisman will have access to the services of each of William Marble and Russell Meduna, the Company’s Chief Technical Officer and Chief Operating Officer, respectively, for two man-weeks per month.

LITIGATION
In 2006, the Group and HPL entered into two, two-year contracts with Eagle Drilling, LLC (“Eagle Drilling”), under which the contractor was to provide drilling rigs and crews to drill wells in Arkansas. In August 2006, one of the masts on the rigs provided under the contracts collapsed. The Group and HPL requested the contractor to provide assurances that the mast on the other rig, and any mast provided to replace the collapsed mast, were safe and met the requirements of the contracts. These contracts were subsequently assigned by Eagle Drilling to Eagle Domestic in August 2006.
When the contractor refused to provide assurances, the Group and HPL notified the contractor that the contracts were terminated and in September 2006, filed a lawsuit in Texas to recover funds previously deposited with the contractor under the contracts. Eagle Domestic and its parent then filed for Chapter 11 bankruptcy protection in Texas. After the filing of its bankruptcy case, Eagle Domestic filed an adversary action against the Group and HPL in the bankruptcy proceeding to recover unspecified damages. The Group and Eagle Domestic have since agreed to settle that lawsuit, as described in paragraph 8.13.
In October 2006, Eagle Drilling filed a related lawsuit against the Group and HPL in Oklahoma state court alleging damages of over $1,000,000 in connection with unpaid invoices, unpaid downtime and other damages caused as a result of the mast collapsing. Eagle Drilling has also alleged additional claims for breach of contract, negligence and tortious breach of contract. In September 2007, Eagle Drilling filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the Western District of Oklahoma. The Group has brought a claim against Eagle Drilling for return of the approximately $1,688,000 in unearned pre-payment from Eagle Drilling. Eagle Drilling has also alleged new claims, of which $22.9 million in claims are believed to have been specifically assigned to Eagle Domestic. Specifically, these new claims seek in excess of $24 million in damages for breach of the contracts, a negligence claim for damages to a drilling rig which Eagle Drilling did not own, tortious breach of contract, tortious interference with Eagle Drilling’s relationships with other parties, and tortious business disparagement and defamation. The Group believes these claims are without merit. After discussions with the Group, Eagle Domestic has filed a motion in the Texas bankruptcy court asserting that it is the sole owner of the claims for breach of contract that it agreed to settle with the Group and seeking to compel Eagle Drilling to show cause why it should not be held in contempt for its efforts to assert those claims in a separate court. That motion was considered by the Texas bankruptcy court in May 2008. At that hearing, the Texas bankruptcy court determined that it does have jurisdiction to consider and rule on whether Eagle Drilling is violating the settlement agreement that it entered into with Eagle Domestic in May 2007 and/or the broad injunction under Eagle Domestic’s confirmed Chapter 11 Plan. In order to make this determination, the Texas bankruptcy court set a hearing for June 2008, at which the court considered evidence on Eagle Drilling’s allegations that the Group terminated the contracts prior to the assignment of same to Eagle Domestic resulting in an Eagle Drilling “account receivable,” which was carved out of the assignment to Eagle Domestic. The Texas bankruptcy court has not yet ruled on the motion.

CERTAIN RELATIONSHIPS
Anthony J. Gumbiner, who serves as Director, Chairman and Chief Executive Officer of HWG, also serves as Executive Chairman of the Company. The Company expect that Mr. Gumbiner will enter into a service agreement with HPL, a wholly-owned subsidiary of the Company in connection with the financing. Some terms of the service agreement have not yet been finalized, including the amount of salary and bonus. The agreement will allow HPL to require Mr. Gumbiner to provide services to any member of the Group, including the Company. The appointment will be for an initial term of 12 months and thereafter for successive l2-month periods unless either party terminates it on three months’ notice, such notice to expire prior to the end of any such 12 month period. The appointment may be terminated immediately if, among other things, Mr. Gumbiner is in material breach of the terms of the appointment. HPL may also terminate the agreement, without cause, upon 14 days’ notice, provided that it shall be obliged (i) to pay Mr. Gumbiner, in addition to the amounts that he is entitled to receive up to the date of termination of his employment, an amount equal to three months’ pay, and (ii) to provide continued coverage for Mr. Gumbiner under HPL’s medical, dental, life insurance and total disability benefit plans or arrangements for a period of one year after its termination. The agreement contains various post-termination restrictions for a period of three months after termination of employment, including non-solicitation of employees and non-competition with the Group.
As of July 2, 2008, Mr. Gumbiner owned 6.4% of the interests of the Company, and HWG owned an approximate 20.4% of the interests of the Company.
In connection with the June 2008 amendments to the Company’s Senior Credit Agreement and Junior Credit Agreement, Mr. Gumbiner agreed to assign interests representing approximately 2.13% of the interests in the Company to the lender. In addition, it is anticipated that Mr. Gumbiner and the other executive officers of the Company will each receive options to purchase the post-financing interests in the Company following the financing in accordance with an option plans adopted by the Company and described under the heading “Share Options” above.
HPL is party to a consulting agreement, dated January 1, 2005, with Mr. Gumbiner pursuant to which, Mr. Gumbiner will furnish and perform consulting and advisory services to HPL to enable it to render assistance in strategic planning and effect acquisitions by HPL of assets or mergers of HPL with other entities. The consulting agreement also provides for a non-disclosure and confidentiality agreement from Mr. Gumbiner and a term of one year with provisions for automatic renewal for additional one year terms. The consulting agreement provides for an annual fee of $200,000 per year and payment of all reasonable and ordinary out-of-pocket business expenses incurred by Mr. Gumbiner in the performance of his duties thereunder. The Company expects to terminate this agreement in connection with the financing.